Exhibit 10.2
EQUAL ENERGY LTD.
Restricted Share and Performance Share Incentive Plan (2010)
1.	The Plan
A restricted share and performance share incentive plan pursuant to which Restricted Shares and Performance Shares may be granted to the directors, officers and employees of, and consultants to, the Corporation or any Affiliate is established on the terms and conditions set forth in this Plan.
2.	Purposes
The principal purposes of this Plan are as follows:
(a)	to retain and attract qualified directors, officers, employees and consultants;
(b)	to promote a proprietary interest in the Corporation by such directors, officers, employees and consultants and to encourage those persons to remain in the employ of the Corporation and its Affiliates and put forth maximum efforts for the success of the Corporation; and
(c)	to focus management of the Corporation and its Affiliates on operating and financial performance and total long-term Shareholder return.
3.	Definitions
As used in this Plan, the following words and phrases have the meanings indicated:
(a)	“Adjustment Ratio” means, with respect to any Restricted Share or Performance Share, the ratio used to adjust the number of Common Shares to be issued on the applicable Issue Date(s) pertaining to the Restricted Share or Performance Share determined in accordance with the terms of this Plan. In respect of each Restricted Share or Performance Share, the Adjustment Ratio will initially be equal to one, and will be cumulatively adjusted thereafter by increasing the Adjustment Ratio on each Distribution Payment Date by an amount, rounded to the nearest five decimal places, equal to a fraction having as its numerator the Distribution, expressed as an amount per Common Share, paid on that Distribution Payment Date, and having as its denominator the Fair Market Value of the Common Shares on the Distribution Payment Date;
(b)	“Affiliate” means a corporation, partnership or trust that is affiliated with the Corporation (within the meaning of “affiliate” in the Securities Act (Alberta)) and for the purpose of this definition, a corporation, partnership or trust is affiliated with another corporation, partnership or trust if it directly or indirectly controls, or is directly or indirectly controlled by, that other corporation, partnership or trust through the ownership of securities;

(c)	“Board” means the board of directors of the Corporation as it may be constituted from time to time;
(d)	“Change of Control” means:
(i)	any sale, reorganization, amalgamation, merger or other transaction as a result of which an Entity or group of Entities acting jointly or in concert (whether by means of a shareholder agreement or otherwise) or Entities associated or affiliated with any such Entity or group within the meaning of the Business Corporations Act (Alberta), becomes the owner, legal or beneficial, directly or indirectly, of fifty (50%) percent or more of the Common Shares or exercises control or direction over fifty (50%) percent or more of the Common Shares (other than solely involving the Corporation and one or more of its affiliates); or
(ii)	a sale, lease or other disposition of all or substantially all of the property or assets of the Corporation other than to an affiliate which assumes all of the obligations of the Corporation including the assumption of this Plan; or
(iii)	a change in the composition of the Corporation’s Board which occurs at a single meeting of the Shareholders or upon the execution of a Shareholder’s resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change;
(e)	“Committee” means the Compensation Committee of the Board or such other committee of the Board that the Board has appointed to administer the Plan, but if the Board does not appoint the Compensation Committee or another committee to administer the Plan, all references in this Plan to “the Committee” will be deemed to be references to “the Board”;
(f)	“Common Shares” means the common shares of the Corporation and “Common Share” means a common share of the Corporation;
(g)	“Corporation” means Equal Energy Ltd.;
(h)	“Disability” in respect of a Grantee means the Grantee
(i)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or
(ii)	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Grantee’s employer;
(i)	“Distribution” means a distribution, including a dividend, paid by the Corporation in respect of the Common Shares, expressed as an amount per Common Share;
(j)	“Distribution Payment Date” means any date that a Distribution is remitted to Shareholders;
(k)	“Entity” means a natural person, partnership, limited partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning;
(l)	“Exchange” means the Toronto Stock Exchange or, if the Common Shares are not then listed and posted for trading on such exchange, then any stock exchange on which such Common Shares are listed and posted for trading or any other regulatory body having jurisdiction as may be selected for such purpose by the Board;
(m)	“Fair Market Value” with respect to a Common Share, as at any date means the weighted average of the prices that the Common Shares traded on the Exchange (or, if the Common Shares are not then listed and posted for trading on the Exchange, on the stock exchange on which the Common Shares are then listed and posted for trading as may be selected for this purpose by the Board) for the five trading days on which the Common Shares traded on the Exchange immediately preceding that date. If the Common Shares are not listed and posted for trading on any stock exchange, the Fair Market Value will be the fair market value of the Common Shares as determined by the Board or Committee, as applicable, in its discretion, acting reasonably and in good faith;
(n)	“Grantee” is the Service Provider to whom Restricted Shares or Performance Shares are granted;
(o)	“Issue Date” means the date on which Common Shares issuable under any vested Restricted Share or Performance Share will be issued to the Grantee;
(p)	“Payout Multiplier” means the number used to adjust the number of Common Shares issuable pursuant to any Performance Share on an Issue Date, calculated as follows:
(i)	if the Percentile Rank in effect on the Issue Date is less than 25, the Payout Multiplier will be zero;
(ii)	if the Percentile Rank in effect on the Issue Date is between 25 and 75, the Payout Multiplier will be calculated by subtracting one from the product of (i) 0.04 and (ii) the Percentile Rank; and

(iii)	if the Percentile Rank in effect on the Issue Date is equal to or greater than 75, the Payout Multiplier will be two.
(q)	“Peer Comparison Group” means such comparable public Canadian oil and gas issuers that are competitors of the Corporation as the Committee determines from time to time;
(r)	“Percentile Rank” means the percentile rank, expressed as a whole number instead of a percentage, of Total Shareholder Return relative to returns calculated on a similar basis on shares of members of the Peer Comparison Group over the period commencing on or about the date the Performance Share was granted and ending on or about the second business day preceding the Issue Date (the actual commencing and ending dates to be determined by the Committee, in its sole discretion);
(s)	“Performance Share” means a conditional grant of Common Shares from treasury under this Plan designated as a “Performance Share” in the associated Share Grant Agreement;
(t)	“Plan” means this Restricted Share and Performance Share Incentive Plan (2010), as amended from time to time;
(u)	“Restricted Share” means a conditional grant of Common Shares from treasury under this Plan designated as a “Restricted Share” in the associated Share Grant Agreement;
(v)	“Retirement” will mean termination of employment at or after the age of 65 but does not include termination of employment due to any of the events described in paragraphs 7(e)(i), (ii) or (iii);
(w)	“Service Provider” means any person, firm or company who is an employee, director or officer of, or consultant to, the Corporation or any Affiliate;
(x)	“Share Grant Agreement” is a written agreement in respect of the Plan between the Corporation and the Grantee;
(y)	“Shareholder” means a holder of Common Shares;
(z)	“Total Shareholder Return” means, with respect to any period, the total return to Shareholders on the Common Shares calculated using cumulative Distributions on a reinvested basis and the change in the trading price of the Common Shares on the Exchange over the period.
4.	Administration
Subject to and in a manner that is not inconsistent with the express provisions of this Plan, the Committee will have the authority in its discretion to administer this Plan and to exercise all the powers and authorities either specifically granted to it under this Plan or as are necessary or advisable in the administration of this Plan, including, without limitation:
(a)	to grant Restricted Shares or Performance Shares;
(b)	to determine the Fair Market Value of the Common Shares on any date;
(c)	to determine the Service Providers to whom, and the time or times at which Restricted Shares or Performance Shares will be granted;
(d)	to determine the number of Common Shares to be covered by each Restricted Share or Performance Share;
(e)	to determine members of the Peer Comparison Group from time to time;
(f)	to determine the Total Shareholder Return of the Corporation and of the Peer Comparison Group at any time;
(g)	to prescribe, amend and rescind rules and regulations relating to this Plan;
(h)	to interpret this Plan;
(i)	to determine the terms and provisions of Share Grant Agreements (which need not be identical) entered into in connection with grants of Restricted Shares or Performance Shares; and
(j)	to make all other determinations deemed necessary or advisable for the administration of this Plan.
The determinations of the Committee are subject to review and approval by the Board. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated those duties may employ one or more persons to render advice with respect to any responsibility the Committee or the person may have under this Plan.
For greater certainty and without limiting the discretion conferred on the Committee pursuant to this Section, the Committee’s decision to approve the grant of a Restricted Share or Performance Share in any year will not require the Committee to approve the grant of a Restricted Share or Performance Share to any Service Provider in any other year, nor will the Committee’s decision with respect to the size or terms and conditions of a Restricted Share or Performance Share in any year require it to approve a grant of Restricted Shares or Performance Shares of the same or similar size or with the same or similar terms and conditions to any Service Provider in any other year. The Committee will not be precluded from approving the grant of Restricted Shares or Performance Shares to any Service Provider solely because the Service Provider was previously granted Restricted Shares or Performance Shares under this Plan or any other similar compensation arrangement of the Corporation or Affiliate. No Service Provider has any claim or right to be granted Restricted Shares or Performance Shares.

5.	Eligibility and Grant Determination
Restricted Shares and Performance Shares may only be granted to Service Providers, and participation of a Service Provider in this Plan is voluntary. In determining to whom and the number of Restricted Shares or Performance Shares to be granted, the Committee may take into account one or more of the following factors:
(a)	compensation data for comparable benchmark positions among the Peer Comparison Group;
(b)	the duties, responsibilities, position and seniority of the Grantee;
(c)	performance measures of the Corporation compared with similar performance measures of members of the Peer Comparison Group for the most recently completed fiscal year;
(d)	the individual contributions and potential contributions of the Grantee to the success of the Corporation;
(e)	the base salary and any other compensation (e.g., cash or securities) paid or to be paid to the Grantee in respect of his or her individual contributions and potential contributions to the success of the Corporation;
(f)	the Fair Market Value of the Common Shares at the time of grant of the Restricted Shares or Performance Shares; and
(g)	any other factor the Committee, in its sole discretion, deems relevant in connection with accomplishing the purposes of this Plan.
6.	Reservation of Common Shares
Subject to Sections 7(d) and 9 of this Plan, the number of Common Shares reserved for issuance from treasury under this Plan, together with Common Shares reserved for issuance from treasury under any other security based compensation plan, will not exceed 10% of the outstanding Common Shares from time to time calculated on an undiluted basis.
If any Restricted Shares or Performance Shares granted under this Plan expire, terminate or are cancelled for any reason without the Common Shares issuable under such Restricted Shares or Performance Shares having been issued in full, those Common Shares will become available for the purposes of granting further Restricted Shares or Performance Shares under this Plan.
7.	Terms and Conditions of Grants of Restricted Shares and Performance Shares
Each grant of Restricted Shares or Performance Shares will be evidenced by a Share Grant Agreement, which agreement will comply with and be subject to the requirements of the Exchange and will be consistent with the terms and conditions of this Plan, including the following, as well as any other term or condition that is not inconsistent with this Plan that the Committee or the Board, in its discretion, establishes:

(a)	Number and Type of Shares — The Committee will determine the number of Restricted Shares or Performance Shares to be granted and will designate the grant as either a “Restricted Share” or a “Performance Share”, as applicable, in a Share Grant Agreement.
(b)	Maximum Number of Shares — The maximum number of Common Shares issuable pursuant to this Plan will be subject to the following restrictions:
(i)	the aggregate number of Common Shares reserved for issuance pursuant to Restricted Shares and Performance Shares granted to a Grantee may not exceed 5% of the outstanding Common Shares calculated on a non-diluted basis;
(ii)	the aggregate number of Common Shares reserved for issuance pursuant to this Plan and other security based compensation arrangements granted to “insiders” (as defined in the TSX Company Manual) may not exceed 10% of the outstanding Common Shares calculated on a non-diluted basis;
(iii)	the issuance of Common Shares to “insiders” pursuant to the Plan and other security based compensation arrangements within a one year period may not exceed 10% of the outstanding Common Shares calculated on a non-diluted basis;
(iv)	the issuance of Common Shares to any one “insider” and such insider’s associates pursuant to the Plan and other security based compensation arrangements within a one year period may not exceed 5% of the outstanding Common Shares calculated on a non-diluted basis; and
(v)	the aggregate number of Common Shares reserved for issuance pursuant to this Plan to a director of the Corporation who is not an officer or employee of the Corporation or Affiliate is 1% of the issued and outstanding Common Shares calculated on an undiluted basis.
(c)	Issue Dates — Subject to Section 7(d), the Issue Date will be no later than December 31 of the year in which the earlier of the following events occurs:
(i)	for a Restricted Share,
(1)	as to one-third of the Common Shares issuable under the Restricted Share, on each of the first, second and third anniversaries of the date the Restricted Share was granted, or
(2)	if the Share Grant Agreement specifies that the Common Shares issuable under the Restricted Share will be issued upon a date set out in the Share Grant Agreement, that date;

(ii)	for a Performance Share, as to all of the Common Shares (if any) issuable under the Performance Share, on the second anniversary of the date the Performance Share was granted;
(iii)	if a Change of Control of the Corporation has been completed prior to the Issue Date in paragraphs (i) or (ii), as applicable, the Issue Date for all Common Shares issuable under any outstanding Share Grant Agreement will be the date immediately before the date the Change of Control was completed;
(iv)	if a Grantee ceases to be a Service Provider as a result of the Grantee’s Disability or Retirement, the Issue Date for all Common Shares issuable under any outstanding Share Grant Agreement will be the date the Grantee ceases to be a Service Provider as a result of the Grantee’s Disability or Retirement; and
(v)	if a Grantee ceases to be a Service Provider as a result of the Grantee’s death, the Issue Date for all Common Shares issuable under any outstanding Share Grant Agreement will be the date of the Grantee’s death and the number of Common Shares to be issued to the Grantee will be pro-rated by the proportion that the number of months under the applicable Share Grant Agreement during which the Grantee was a Service Provider is of the total number of months under such applicable Share Grant Agreement.
(d)	Adjustment of Shares — the number of Common Shares to be issued on the Issue Date will be adjusted, immediately prior to each Issue Date, as follows:
(i)	by multiplying the number of Common Shares issuable under a Restricted Share on the Issue Date by the Adjustment Ratio;
(ii)	by multiplying the number of Common Shares issuable under a Performance Share on the Issue Date by the Adjustment Ratio and the Payout Multiplier; and
(iii)	notwithstanding any other provision of this Plan, but subject to the limits described in Sections 6 and 7(b) and any other applicable requirements of the Exchange or other regulatory authority, the Board has the right to make any additional adjustments to the number of Common Shares to be issued pursuant to any Performance Share (including adjustments as a result of the absolute Total Shareholder Return without comparison to the Peer Comparison Group) if, in the sole discretion of the Board, the adjustments are appropriate in the circumstances having regard to the principal purposes of this Plan.
(e)	Termination of Relationship as Service Provider — Unless otherwise provided in a Share Grant Agreement pertaining to a particular grant of Restricted Shares or

Performance Shares the following provisions will apply if a Grantee ceases to be a Service Provider:
(i)	Termination for Cause — If a Grantee ceases to be a Service Provider as a result of termination for cause, effective as of the date notice is given to the Grantee of the termination, all outstanding Share Grant Agreements under which Restricted Shares or Performance Shares have been granted to the Grantee will be terminated and the Grantee will forfeit all rights to receive Common Shares under the Share Grant Agreement.
(ii)	Termination Not for Cause — If a Grantee ceases to be a Service Provider as a result of being terminated other than for cause:
(1)	effective as of the date notice is given to the Grantee of the termination and notwithstanding any other severance entitlements or entitlement to notice or compensation in lieu thereof, all outstanding Share Grant Agreements under which Performance Shares have been granted to the Grantee will be terminated, the Grantee will forfeit all rights to receive Common Shares issuable under the Performance Share, and the Grantee will not be entitled to receive any Performance Shares or compensation in lieu thereof after that date; and
(2)	effective as of the last day of any notice period applicable in respect of the termination, all outstanding Share Grant Agreements under which Restricted Shares have been granted to the Grantee will be terminated and the Grantee will forfeit all rights to receive Common Shares issuable under the Restricted Share.
(iii)	Voluntary Resignation — If a Grantee voluntarily ceases to be a Service Provider for any reason other than the Grantee’s Disability, Retirement or death, effective as of the date notice is given by the Grantee of the resignation, all outstanding Share Grant Agreements will be terminated and the Grantee will forfeit all rights to receive Common Shares under the Share Grant Agreements; provided, however, that notwithstanding the foregoing, the right to receive Common Shares under a Share Grant Agreement will not be affected by a change of employment or term of office or appointment within or among the Corporation or Affiliate so long as the Grantee continues to be a Service Provider.
8.	Rights as a Shareholder
Until the Common Shares granted pursuant to any Restricted Shares or Performance Shares have been issued in accordance with the terms of this Plan, the Grantee to whom the Restricted Shares or Performance Shares have been granted will not possess any incidents of ownership of the

Common Shares including, for greater certainty and without limitation, the right to receive Distributions on the Common Shares (other than as provided in the calculation of the Adjustment Ratio) and the right to exercise voting rights in respect of the Common Shares. The Grantee will only be considered a Shareholder in respect of the Common Shares when the issuance has been entered upon the records of the duly authorized transfer agent of the Corporation.
9.	Effect of Certain Changes
In the event of:
(a)	any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;
(b)	any rights being granted to all Shareholders to purchase Common Shares at prices substantially below Fair Market Value, except for rights to purchase Common Shares under a share reinvestment plan; or
(c)	the Common Shares being converted into or exchangeable for any other securities as a result of any recapitalization, merger, consolidation or other transaction;
then, in any case, the Board may make the adjustments to this Plan, to any Restricted Shares or Performance Shares and to any Share Grant Agreements outstanding under this Plan as the Board may, in its sole discretion, consider appropriate in the circumstances to prevent dilution or enlargement of the rights granted to Grantees hereunder.
10.	Withholding Taxes
When a Grantee or other person becomes entitled to receive Common Shares under any Share Grant Agreement, the Corporation or the relevant Affiliate will have the right to require the Grantee or the other person to remit to the Corporation or Affiliate, as applicable, an amount sufficient to satisfy any withholding tax requirements relating thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of those methods:
(a)	the tendering by the Grantee of a cash payment to the Corporation or Affiliate, as applicable, in an amount less than or equal to the total withholding tax obligation; or
(b)	the withholding by the Corporation from the Common Shares otherwise due to the Grantee the number of Common Shares having a Fair Market Value, determined as of the date the withholding tax obligation arises, approximately equal to the amount of the total withholding tax obligation; or
(c)	the withholding by the Corporation or Affiliate, as applicable, from any cash payment otherwise due to the Grantee the amount of cash as is less than or equal to the amount of the total withholding tax obligation;

provided, however, that the aggregate of any cash so paid or withheld and the Fair Market Value of any Common Shares so withheld is sufficient to satisfy the total withholding tax obligation.
11.	Non-Transferability
Other than if a Grantee ceases to be a Service Provider as a result of the Grantee’s death, the right to receive Common Shares pursuant to Restricted Shares or Performance Shares granted to a Service Provider may only be exercised by the Service Provider personally. Except as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of a Restricted Share or Performance Share, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in the Restricted Shares or Performance Shares whatsoever in any assignee or transferee and, immediately upon any purported assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, the Restricted Shares or Performance Shares will terminate and be of no further force or effect.
12.	Amendment or Discontinuance of Plan
The Board may amend, suspend or terminate the Plan, or any portion thereof or any Restricted Share or Performance Share, at any time, and may do so without Shareholder approval, subject to those provisions of applicable law, if any, that require the approval of Shareholders or any governmental or regulatory body (including without limitation the Exchange). Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan without seeking Shareholder approval (any amendment to this Plan will take effect only with respect to Restricted Shares or Performance Shares granted after the effective date of the amendment, provided that it may apply to any outstanding Restricted Shares or Performance Shares with the mutual consent of the Corporation and the Service Providers to whom the Restricted Shares or Performance Shares have been made):
(a)	amendments of a “housekeeping” nature, including curing ambiguities, errors or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provisions of the Plan;

(b)	amendments necessary to comply with the provisions of applicable law;

(c)	amendments respecting administration of the Plan;

(d)	any amendment to the vesting provisions;

(e)	any amendment to the termination provisions which does not entail an extension beyond the original expiry date;

(f)	the addition of any form of financial assistance including an amendment to a financial assistance provision which is more favourable to eligible Service Providers; and

(g)	any other amendment, whether fundamental or otherwise, not requiring Shareholder approval under applicable law.

13.	Compliance with Legal Requirements
The Corporation’s obligation to issue and deliver Common Shares pursuant to any Restricted Share or Performance Share is subject to:
(a)	the satisfaction of all requirements under applicable securities laws in respect thereof and obtaining all regulatory approvals as the Board shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;
(b)	the admission of such Common Shares to listing on any stock exchange on which such Common Shares may then be listed; and
(c)	the receipt from the Service Provider of such representation, warranties, agreements and undertakings as to future dealings in such Common Shares as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.
In this regard, the Corporation shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares and for the listing of such Common Shares on the Exchange, in compliance with applicable securities laws. If any Common Shares cannot be issued to any Service Provider for whatever reason, the obligation of the Corporation to issue such Common Shares may be postponed at the sole discretion of the Board.
14.	No Right to Continued Employment
Nothing in this Plan or in any Share Grant Agreement entered into pursuant to this Plan will confer upon any Grantee the right to continue in the employ or service of the Corporation or any Affiliate, to be entitled to any remuneration or benefits not set forth in this Plan or a Share Grant Agreement or to interfere with or limit in any way the right of the Corporation or any Affiliate to terminate Grantee’s employment or service arrangement with the Corporation or any Affiliate.
15.	Ceasing to be an Affiliate
Except as otherwise provided in this Plan, Restricted Shares and Performance Shares granted under this Plan will not be affected by any change in the relationship between, or ownership of, the Corporation or any Affiliate. For greater certainty, all Restricted Shares and Performance Shares remain valid and exercisable in accordance with the terms and conditions of this Plan and shall not be affected by reason only that, at any time, any Entity ceases to be an Affiliate.
16.	Gender
Whenever used herein words importing the masculine gender will include the feminine and neuter genders and vice versa.

17.	Interpretation
This Plan will be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.
18.	Effective Date
This Plan will take effect on May 31, 2010 subject to acceptance of the Plan by the Exchange and any other relevant regulatory authority.